UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934

COURSERA, INC.
(Exact name of registrant as specified in its charter)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
Delaware	001-40275	45-3560292

2440 West El Camino Real, Suite 500
Mountain View, California 94040
(Address of principal executive offices)
(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Name of each exchange on which registered)
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

Item 1.	Description of Securities to Be Registered.

On November 7, 2026, the board of directors of Coursera, Inc., a Delaware public benefit corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.00001 per share, of the Company and adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of November 8, 2026 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC, as rights agent.  The dividend is payable on November 19, 2026 to Company stockholders of record as of the close of business on November 19, 2026.

Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.00001 per share, for $19.50, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is hereby incorporated by reference into this Item 1.  The description of the Rights set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 9, 2026 is hereby incorporated by reference into this Item 1 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description
3.1
Certificate of Designations of Series A Junior Participating Preferred Stock of Coursera, Inc. (incorporated by reference to Exhibit 3.1 to Coursera, Inc.’s Current Report on Form 8-K filed with the SEC on November 9, 2026).

4.1
Rights Agreement, dated as of November 8, 2026 between Coursera, Inc. and Equiniti Trust Company, LLC, as rights agent, which includes the form of Certificate of Designations as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Coursera, Inc.’s Current Report on Form 8-K filed with the SEC on November 9, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 9, 2026	COURSERA, INC.

	By:	/s/ Tom Savage
Name: Tom Savage
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary